Exhibit 3.2
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
QUANTINUUM INC.
Quantinuum Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1.    The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on January 20, 2026 (the “Original Certificate”).
2.    The Corporation is filing this Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates, integrates and further amends the Original Certificate, as heretofore amended, and which was duly adopted by all necessary action of the board of directors of the Corporation (the “Board of Directors”) and the stockholders of the Corporation in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.
3.    The text of the Original Certificate is hereby amended, integrated and restated in its entirety by this Certificate of Incorporation to read in full as follows:
ARTICLE I.
The name of the corporation is Quantinuum Inc. (the “Corporation”).
ARTICLE II.
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III.
The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), including, without limitation, (i) investing in securities of Quantinuum Holdings LLC, a Delaware limited liability company, or any successor entities thereto (“Quantinuum Holdings LLC”) and any of its subsidiaries, (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and (iii) engaging in any other activities incidental or ancillary thereto.

ARTICLE IV.
Section 4.1    Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is four billion twenty million (4,020,000,000), consisting of the following three classes:
(a)    Two billion (2,000,000,000) shares of Class A common stock, with a par value of $0.0001 per share (the “Class A common stock”);
(b)    Two billion (2,000,000,000) shares of Class B common stock, with a par value of $0.0001 per share (the “Class B common stock” and together with the Class A common stock, the “Common Stock”); and
(c)    Twenty million (20,000,000) shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).
Upon the filing and effectiveness of this Certificate of Incorporation with the Secretary of the State of Delaware (the “Effective Time”), and without any further action required by the Corporation or its stockholders: (i) each share of common stock, par value $0.00001 per share, of the Corporation issued and outstanding or held in treasury, immediately prior to the Effective Time (the “Old Common Stock”), shall be automatically reclassified into one validly issued, fully paid and non-assessable share of Class A common stock without any further action by the Corporation or the holder of any share. Each stock certificate representing shares of Old Common Stock immediately prior to the Effective Time shall represent the same number of shares of Class A common stock until such certificate is surrendered to the Corporation.
Section 4.2    Preferred Stock. The Board of Directors is authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series. The issuance of Preferred Stock as set forth in the preceding sentence shall be accomplished by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series. Except as may otherwise be provided for in this Certificate of Incorporation (including a Preferred Stock Designation), the number of shares of any series of Preferred Stock may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of such series then outstanding) subsequent to the issue of that series. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall, unless otherwise provided in the Preferred Stock Designation, resume the status as authorized, but undesignated Preferred Stock. There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.
Section 4.3    Number of Authorized Shares. The number of authorized shares of any of the Class A common stock, Class B common stock, or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate vote as a class of any holders of shares of Class A common stock, Class B common stock or Preferred Stock, unless a separate class vote of any such holders is required by this Certificate of Incorporation, including pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto). Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:
(a)    in the case of Class A common stock, the number of shares of Class A common stock issuable (x) upon the exchange of all outstanding Common Units for Class A common stock as a result of Redemptions or Direct Exchanges (each, as defined in the LLC Agreement (as defined below)) including any Common Units issuable upon the exercise of any options, warrants or similar rights to acquire Common Units pursuant to the applicable provisions of Article 3 and Article 11 of the LLC Agreement and (y) in connection with the exercise of all outstanding options, warrants, exchange rights (other than Redemptions or Direct Exchanges pursuant to clause (x)), conversion rights or similar rights for Class A common stock; and
(b)    in the case of Class B common stock, the number of shares of Class B common stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B common stock.
Section 4.4    Class A common stock and Class B common stock. The powers, preferences and rights of the Class A common stock and the Class B common stock, and the qualifications, limitations or restrictions thereof are as follows:
(a)    Voting Rights. Except as otherwise required by law,
(i)    Each share of Class A common stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A common stock, whether voting separately as a class or otherwise.
(ii)    Each share of Class B common stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class B common stock, whether voting separately as a class or otherwise.
(iii)    Except as otherwise required by applicable law or this Certificate of Incorporation, the holders of shares of Class A common stock and Class B common stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A common stock and Class B common stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.
(b)    Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A common stock with respect to the payment of dividends, dividends may be declared and paid on the Class A common stock out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Other than in connection with a dividend declared by the Board of Directors in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B common stock and the holders of shares of Class B common stock shall have no right to receive dividends in respect of such shares of Class B common stock.
(c)    Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A common stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Class A common stock in proportion to the number of shares held by each such stockholder. Notwithstanding the previous sentence, in the event of any such liquidation, dissolution or winding up, each holder of shares of Class B common stock shall be entitled to receive no more than $0.0001 per share of Class B common stock owned of record by such holder on the record date for such distribution. Upon receiving such amount, the holders of shares of Class B common stock, as such, shall not be entitled to participate in the distribution of or receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), a conversion or transfer of the Corporation, or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.4(c).
(d)    Class B common stock.
(i)     (x) Shares of Class B common stock may be issued only to, and registered only in the name of, the Continuing Common Unitholders (as defined below) and their respective Permitted Transferees (as defined below) in accordance with Section 4.5 (including all subsequent Permitted Transferees) (the Continuing Common Unitholder together with such Permitted Transferees, collectively, the “Permitted Class B Owners”) or in the name of the Corporation and (y) the aggregate number of shares of Class B common stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units (as defined below) held of record at such time by such Permitted Class B Owner under the LLC Agreement. As used in this Certificate of Incorporation, (A) “Continuing Common Unitholder” means each of the holders of Common Units (other than the Corporation) of Quantinuum Holdings LLC, a Delaware limited liability company immediately following the IPO Date, as set forth on Schedule 1 of the LLC Agreement, (B) “Common Unit” has the meaning set forth in the Amended and Restated Limited Liability Company Agreement of Quantinuum Holdings LLC, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and (C) “Permitted Transfer” means a Transfer (as defined below) or assignment of Class B common stock (or any legal or beneficial interest in such shares) by the holder thereof to any transferee or assignee (and a transferee of Class B common stock, as applicable pursuant to a Permitted Transfer, a “Permitted Transferee”) only if such holder also simultaneously Transfers an equal number of such holder’s Common Units to such Permitted Transferee, in compliance with the LLC Agreement.
(ii)    The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action within its control to ensure that the number of shares of Class B common stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class B Owner shall be equal to the aggregate number of Common Units held of record by such Permitted Class B Owner in accordance with the terms of the LLC Agreement.
(iii)    In the event that there is a merger, consolidation, conversion, transfer or Change of Control (as defined below) of the Corporation that was approved by the Board of Directors prior to such merger, consolidation, conversion, transfer or Change of Control, without limiting the rights of the holders of Class B common stock to have their Common Units redeemed or exchanged in accordance with Article XI of the LLC Agreement, the holders of shares of Class B common stock shall not be entitled to receive more than $0.0001 per share of Class B common stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.
Section 4.5    Transfer of Class B common stock.
(a)    A holder of Class B common stock may surrender and transfer shares of such Class B common stock to the Corporation for cancellation for no consideration at any time. Following the surrender and transfer, or other acquisition, of any shares of Class B common stock to or by the Corporation, the Corporation will take all actions necessary to cancel and retire such shares and such shares shall not be reissued by the Corporation.
(b)    Except as set forth in Section 4.5(a), a holder of Class B common stock may Transfer shares of Class B common stock only to a Permitted Transferee of such holder, and only if such holder also simultaneously Transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with the LLC Agreement. The Transfer restrictions described in this Section 4.5(b) are referred to as the “Restrictions”.

(c)    Any purported Transfer of shares of Class B common stock in violation of the Restrictions shall be null and void ab initio. If, notwithstanding the Restrictions, a Person, voluntarily or involuntarily (including by way of a foreclosure), purportedly becomes or attempts to become, the purported owner (the “Purported Owner”) of shares of Class B common stock, in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of (i) Class B common stock, and the purported Transfer of the Class B common stock to the Purported Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation and (ii) each holder of such Class B common stock shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof, the Purported Owner or any other party, not be entitled to any voting rights with respect to those shares.
(d)    Upon a determination by the Board of Directors that a Person has attempted or may attempt to Transfer or to acquire Class B common stock in violation of the Restrictions, the Corporation may take such action as it deems necessary or advisable to refuse to give effect to such Transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the Purported Owner as the record owner of the Class B common stock on the books and records of the Corporation and to institute proceedings to enjoin or rescind any such Transfer or acquisition.
(e)    The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.5 for determining whether any Transfer or acquisition of shares of Class B common stock would violate the Restrictions, and for the orderly application, administration and implementation of the provisions of this Section 4.5. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by and, upon written request shall be mailed to, any requesting holders of shares of stock of the Corporation.
Section 4.6    Certificates. All certificates or book entries representing shares of Class B common stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT. THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR

RESTATED AND THE LIMITED LIABILITY COMPANY AGREEMENT OF QUANTINUUM HOLDINGS LLC AS IT MAY BE AMENDED AND/OR RESTATED (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).
Section 4.7    Amendment to Preferred Stock terms.
Except as otherwise required by law, neither the holders of Class A common stock nor Class B common stock shall be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.
ARTICLE V.
Section 5.1    Shares Reserved for Issuance.
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities at least as many shares of Class A common stock or other securities equal to: (i) all of the then-outstanding number of Units (as defined in the LLC Agreement) held by the holders of Common Units (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) subject to Redemption or Direct Exchange (as such terms are defined in the LLC Agreement) pursuant to the applicable provisions of Article XI of the LLC Agreement (including for this purpose any Common Units issuable upon the exercise of any options, warrants, convertible notes, equity rights (including for the avoidance of doubt, profits interests), or similar rights to acquire Common Units) from time to time; and (ii) the number of shares of Class A common stock issuable upon the conversion of the then-outstanding shares of convertible preferred stock of the Corporation, if any.
Section 5.2    Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reclassification, merger, amendment of this Certificate of Incorporation, or otherwise) the number of shares of Class A common stock or Class B common stock into a greater or lesser number of shares, the shares of Class B common stock or Class A common stock, as applicable, outstanding immediately prior to such subdivision shall be proportionately combined or subdivided such that the ratio of the number of shares of outstanding Class B common stock to shares of outstanding Class A common stock immediately prior to such combination or subdivision shall, in each case, be maintained immediately after such combination or subdivision (a “Stock Adjustment”) (other than with respect to any immaterial differences resulting from fractional shares which may be cashed out or otherwise eliminated). Any Stock Adjustment described in this Section 5.2 shall become effective at the close of business on the date such combination or subdivision becomes effective.
ARTICLE VI.
In furtherance and not in limitation of the powers conferred upon it by the DGCL, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation unless such action is approved, in addition to any other vote required by this Certificate of Incorporation or applicable law, (a) as long as the Honeywell Companies and CQH (each as defined below) collectively beneficially own at least forty percent (40%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, or (b) from and after the time that the Honeywell Companies and CQH collectively beneficially own less than forty percent (40%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.
ARTICLE VII.
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
Section 7.1    Terms of Office. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation (each such director, in such capacity, a “Director” and collectively the “Directors”) shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders following the date the Class A common stock is first publicly traded (the “IPO Date”); the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders following the IPO Date; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the IPO Date, subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to designate members of the Board of Directors already in office as Class I, Class II and Class III.

Notwithstanding the foregoing, at the seventh annual meeting of stockholders following the IPO Date, the directors whose terms expire at that meeting shall be elected to hold office for a two-year term expiring at the ninth annual meeting of stockholders; at the eighth annual meeting of stockholders following the IPO Date, the directors whose terms expire at such meeting shall be elected to hold office for a one-year term expiring at the ninth annual meeting of stockholders; and at the ninth annual meeting of stockholders, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. Commencing with the conclusion of the ninth annual meeting of stockholders (the “Classified Board Sunset Date”), the classification of the Board of Directors shall cease, and all directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders.
Section 7.2    Designation Rights. (a)    Honeywell shall have the right, but not the obligation, to designate for nomination to the Board (any individual so designated, a “Honeywell Designee” and anyone who is thereafter elected to serve as a director is referred to as a “Honeywell Director”), a number of designees as follows:
(i)    For so long as the Honeywell Companies beneficially Own Quantinuum Securities representing, in the aggregate, forty percent (40%) or more of the Honeywell Companies IPO Ownership Interest (as defined below), Honeywell will be entitled to designate for nomination by the Board in any applicable election two individuals for election to the Board;
(ii)    For so long as the Honeywell Companies beneficially Own Quantinuum Securities representing, in the aggregate, twenty percent (20%) or more, but less than forty percent (40%), of the Honeywell Companies IPO Ownership Interest, Honeywell will be entitled to designate for nomination by the Board in any applicable election one individual for election to the Board; and
(iii)    If the Honeywell Companies no longer beneficially Own Quantinuum Securities representing, in the aggregate, twenty percent (20%) or more of the Honeywell Companies IPO Ownership Interest, Honeywell will not be entitled to designate any individuals for nomination by the Board pursuant to the provisions hereof.
For purposes of this Certificate of Incorporation, (i) “Quantinuum Securities” means any capital stock (or other equity interests) of the Corporation and any rights, warrants or options to acquire capital stock (or other equity interests) of the Corporation (including securities convertible into or exchangeable for capital stock of the Corporation or into which such capital stock (or other equity interests) of the Corporation is converted or exchanged (including, for the avoidance of doubt, capital stock (or other equity interests) of the Corporation issued in exchange for interests in Quantinuum Holdings LLC) and (ii) “Honeywell Companies IPO Ownership Interest” means all shares of Quantinuum Securities held by Honeywell Companies at the time of the closing of an underwritten initial public offering of shares of its Class A common stock, comprised of [●] shares of Class A Common Stock and [●] shares of Class B Common Stock, provided that, at any time of determination, such Honeywell Companies IPO Ownership Interest will be equitably adjusted to reflect the effect of any stock splits, stock dividends, reverse stock splits, recapitalizations, reorganizations, or other similar events affecting the outstanding capital stock of the Corporation.

(b)    Honeywell may designate each Honeywell Designee for nomination by the Board pursuant to Section 7.2(a) by delivering to the Corporation a written notice at least 60 days prior to the one year anniversary of the preceding annual meeting (or such shorter period as is agreed in writing by the Corporation) setting forth the individual to be nominated and such individual’s business address, telephone number and e-mail address; provided, that if Honeywell fails to deliver such written notice, Honeywell will be deemed to have designated the Honeywell Designee(s) whose term is expiring. For the avoidance of doubt, with respect to any person designated by Honeywell pursuant to this Section 7.2, Honeywell must only be required to comply with the provisions of this Section 7.2 and Honeywell will not be required to comply with the advance notice provision of the Bylaws.
Section 7.3    Number of Directors. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the total number of directors constituting the Whole Board of Directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors, provided, that for so long as the Stockholder Agreement is in effect, the number of directors shall never be less than the aggregate number of directors that the parties to the Stockholder Agreement are entitled to designate from time to time pursuant to Section 1 thereof.
Section 7.4    Removal.
(a)    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, until the Classified Board Sunset Date, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of stock of the Corporation entitled to vote at an election of directors; provided, however, that for so long as the Stockholder Agreement is in effect and Honeywell is entitled to designate at least one individual for nomination to the Board of Directors, any Honeywell Director may be removed with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote at an election of directors, voting together as a single class, provided that such affirmative vote shall include the approval of Honeywell. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, from and after the Classified Board Sunset Date, the Board of Directors or any individual director may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of stock of the Corporation entitled to vote at an election of directors; provided, however, that for so long as Honeywell is entitled to designate at least one Honeywell Designee pursuant to the Stockholder Agreement, any removal of a Honeywell Director by such affirmative vote shall include the approval of Honeywell;
(b)    For so long as Honeywell is entitled to designate at least one Honeywell Designee pursuant to the Stockholder Agreement, Honeywell shall have the right to request the removal of any Honeywell Director, with or without cause and at any time, by sending a written notice to such Honeywell Director and the Corporation’s Secretary stating the name of the Honeywell Director or Honeywell Directors whose removal from the Board is requested. The Corporation must thereafter take all action, including calling a special meeting of stockholders, required to facilitate the removal of such Honeywell Director from the Board of Directors.
Section 7.5    Newly Created Directorships and Vacancies.
Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders; provided, however, that, notwithstanding the foregoing, at any time when Honeywell is entitled to designate a Honeywell Designee pursuant to the Stockholder Agreement, in the event that any vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Honeywell Director, any such vacancy shall be filled by Honeywell or by the Board of Directors with a replacement director designated by Honeywell. Until the Classified Board Sunset Date, any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification or removal. From and after the Classified Board Sunset Date, any director appointed in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders or until his or her earlier death, resignation, retirement, disqualification or removal.
Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Preferred Stock Designation). Notwithstanding anything to the contrary in this Article VII, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 7.3 of this Article VII, and the total number of directors constituting the Whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Preferred Stock Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Preferred Stock Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
Section 7.6    Notice. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.
Section 7.7    Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
Section 7.8    Transaction Committee.
(a)    Notwithstanding anything to the contrary herein, a standing committee of the Board of Directors designated as the “Transaction Committee” is hereby established and such committee shall continue to exist and have the power and authority as stated herein for so long as the Stockholder Agreement is in effect and Honeywell is entitled to designate at least one Honeywell Designee pursuant to the Stockholder Agreement. At such time as the Stockholder Agreement is no longer in effect or Honeywell is no longer entitled to designate at least one Honeywell Designee pursuant to the Stockholder Agreement, the Transaction Committee shall be abolished and the provisions of this Section 7.8 shall no longer be applicable.
(b)    The Transaction Committee shall consist of four directors. For so long as Honeywell has the right to designate two Honeywell Designees pursuant to the Stockholder Agreement, the two Honeywell Directors shall serve on the Transaction Committee. If at any time Honeywell has the right to designate only one Honeywell Designee pursuant to the Stockholder Agreement, then the one Honeywell Director shall serve on the Transaction Committee. The remaining members of the Transaction Committee must be appointed by the Board of Directors in accordance with applicable law and this Certificate of Incorporation and the Bylaws.
(c)    The Board of Directors may not approve, authorize, facilitate or otherwise take any action with respect to any Covered Transaction (as defined below) unless and until the Transaction Committee has first reviewed such Covered Transaction and made an affirmative recommendation to the Board of Directors to approve, authorize or otherwise take any action with respect to such Covered Transaction, and the Board shall only take such action with respect to such Covered Transaction in accordance with the recommendation of the Transaction Committee.
(d)    Each member of the Transaction Committee shall be entitled to one (1) vote on each matter submitted to a vote of the Transaction Committee. Except as otherwise required by applicable law, all actions of the Transaction Committee shall be determined by the affirmative vote of a majority of the members of the Transaction Committee present at a meeting at which a quorum is present. A quorum of the Transaction Committee shall not be deemed present at any meeting of the Transaction Committee unless all Honeywell Directors are present at such meeting; provided, however, that if any Honeywell Director determines to recuse himself or herself from consideration of a Covered Transaction due to a conflict of interest or in the event of any vacancy on the Transaction Committee due to Honeywell’s failure to nominate one or more Honeywell Designees, any such Honeywell Director shall not be counted for quorum purposes and such director’s presence shall not be required to establish a quorum; provided, further, that in the event that all Honeywell Directors determined to recuse themselves or in the event that no Honeywell Directors are then serving on the Transaction Committee due to Honeywell’s failure to nominate one or more Honeywell Designees, a quorum will be deemed present with the attendance of the members of the Transaction Committee that are not Honeywell Directors. No business shall be transacted by the Transaction Committee at any meeting at which a quorum is not present. All actions of the Transaction Committee require the affirmative vote of at least one Honeywell Director present at a meeting at which a quorum is present, other than a circumstance in which all Honeywell Directors determined to recuse themselves from consideration of the Covered Transaction or no Honeywell Directors are then serving on the Transaction Committee due to Honeywell’s failure to nominate one or more Honeywell Designees. The Transaction Committee may also act by unanimous written consent of all members of the Transaction Committee.
(e)    Immediately following the completion of the IPO and all related restructuring transactions as contemplated in the final prospectus related to the IPO, the Transaction Committee is delegated the power and has the authority and responsibility to review, evaluate, and make recommendations to the Board with respect to the following matters with respect to the Corporation and any of its Subsidiaries (collectively, the “Covered Transactions”):
i.    voluntarily commence, authorize, or consent to any proceeding under any applicable bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law (including, without limitation, any filing under the U.S. Bankruptcy Code or any analogous state or foreign law);
ii.    voluntarily apply for, initiate, or otherwise effect the delisting or withdrawal of the Corporation’s equity securities from trading on any national securities exchange or automated quotation system on which such securities are then listed or quoted (including, without limitation, the New York Stock Exchange, Nasdaq Stock Market, or any successor thereto);
iii.    voluntarily terminate, suspend, or otherwise effect the deregistration of any class of its securities under the U.S. Securities and Exchange Commission pursuant to the Exchange Act, or any rules or regulations promulgated thereunder;
iv.    consummate or agree to consummate any Acquisition, Acqui-Hire, Divestiture, or IP Transaction (each as defined below), if the aggregate Transaction Value (as defined below) for any such transaction, or series of related transactions, is reasonably expected to exceed $10 million or requires the issuance or commitment to issue any equity securities or equity-linked securities of the Corporation or any of its Subsidiaries. For purposes of this subsection, “Acquisition” means any merger, consolidation, amalgamation, business combination, or other similar transaction, any joint venture or equity-based partnership, or any purchase or other acquisition of assets (tangible or intangible), equity interests, or a division or line of business; “Acqui-Hire” means any transaction or arrangement, whether or not structured as an acquisition, the primary purpose or reasonably foreseeable effect of which is to (1) hire, retain, or otherwise secure the services of employees, founders, or other personnel of another entity or business, or (2) acquire, license, or otherwise obtain rights in or access to technology, intellectual property, or proprietary know-how of another entity or business, including where a material portion of the consideration is attributable to employment, retention, or compensation arrangements entered into in connection with such transaction; “Divestiture” means a direct or indirect sale, assignment, transfer, conveyance, lease, license (on an exclusive or substantially exclusive basis), exchange, distribution or other disposition of (including by way of merger, consolidation, spin-off, split-off, recapitalization, or similar transaction) assets, properties, business, or equity interests; notwithstanding the foregoing, the Corporation may, without the approval of the Transaction Committee, make the following divestitures: dispositions of inventory or non-exclusive licenses, sublicenses or other grants of intellectual property, in each case in the ordinary course of business consistent with past practice on arms’ length terms; “IP Transaction” means any sale, assignment, exclusive license, or other transfer or disposition of material intellectual property rights and “Transaction Value” means, without duplication, the sum of (1) all cash consideration, (2) the fair market value of any non-cash consideration (including equity securities), (3) the principal amount of any indebtedness incurred, assumed, or refinanced in connection with such transaction, (4) all contingent consideration, earn-outs, deferred payments, or milestone-based payments (valued in good faith by the Corporation), (5) the value of any employment, retention, or similar compensation arrangements entered into in connection with an Acqui-Hire (to the extent not otherwise included), and (6) any other amounts paid or payable or liabilities assumed or assumable, directly or indirectly, in connection with such transaction;
v.    directly or indirectly, incur, create, assume, guarantee, or otherwise become liable with respect to any Indebtedness (as defined below) if, after giving pro forma effect thereto, the aggregate outstanding principal amount of all Indebtedness of the Corporation and its Subsidiaries would exceed $2,000,000 for an individual instrument of Indebtedness or $5,000,000 for all Indebtedness in the aggregate; provided, however that further Transaction Committee approval shall not be required for (A) the incurrence or draw down of Indebtedness that has already been approved by the Transaction Committee, so long as there is no increase in the amount of such previously-approved Indebtedness or material change to the terms of such previously-approved Indebtedness, or (B) intercompany loans, advances, guarantees, and other obligations solely among the Corporation and one or more of its wholly owned Subsidiaries (or solely among two or more wholly owned Subsidiaries of the Corporation), in each case incurred in the ordinary course of treasury, cash management, or internal financing activities. For purposes of this subsection, “Indebtedness” means, without duplication, (1) all obligations for borrowed money; (2) all obligations evidenced by bonds, notes, debentures, or similar instruments; (3) all obligations in respect of letters of credit, bankers’ acceptances, or similar facilities (to the extent drawn or, if undrawn, to the extent of any reimbursement obligations); (4) all obligations under capitalized leases (or finance leases); (5) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business); (6) all obligations under interest rate, currency, or other hedging agreements or arrangements; (7) all guarantees of any of the foregoing; and (8) all Indebtedness of others guaranteed or secured by a lien on any asset of the Corporation or its Subsidiaries, whether or not such Indebtedness is assumed. All Indebtedness incurred as part of a single plan or related series of transactions must be aggregated for purposes of determining compliance with this provision;
vi.    directly or indirectly, make or commit to make any Capital Expenditures (as defined below) during any fiscal year in an aggregate amount exceeding 100% of the Capital Expenditures set forth in the Corporation’s Board of Directors-approved annual operating budget for such fiscal year (the “Budgeted CapEx”). For purposes of this subsection, “Capital Expenditures” means, without duplication, any expenditures or commitments that, in accordance with U.S. GAAP, are or would be required to be capitalized (or that would be required to be capitalized but for any accounting elections, materiality thresholds or expensing policies of the Corporation) on the consolidated balance sheet of the Corporation and its Subsidiaries, including, without limitation, expenditures for property, plant, and equipment, capitalized software development costs, and capitalized improvements, replacements, or additions; “Budgeted CapEx” means the aggregate amount of Capital Expenditures for the applicable fiscal year as set forth in a detailed annual budget approved by the Corporation’s Board of Directors prior to the commencement of such fiscal year (or, for any fiscal year in which such budget is not so approved, the most recently approved annual budget, adjusted pro rata for such fiscal year). Capital Expenditures must be measured on an accrual basis and must include all amounts incurred or committed in respect of such expenditures, whether paid in cash or financed, including through capital leases or other financing arrangements;

vii.
A.    adopt, approve, modify, amend, restate, supplement or waive any Protected Provision, in whole or in part, of its Certificate of Incorporation or Bylaws, (including by merger, consolidation, conversion, transfer or otherwise) or
B.    adopt, approve, modify, amend, restate, supplement, waive or effect any amendment to its Certificate of Incorporation or Bylaws that would disproportionately and adversely affect Honeywell or any Honeywell Company (including by merger, consolidation, conversion, transfer or otherwise).
For purposes of this subsection, “disproportionately and adversely affect” includes, without limitation, any amendment to the Certificate of Incorporation or Bylaws that (1) imposes burdens, obligations, or restrictions on any Honeywell Company that are materially more onerous than those imposed on other holders of Common Stock generally, or (2) adversely affects the rights, preferences, privileges, or voting power of Quantinuum Securities held by any Honeywell Company in a manner that is materially more adverse, in relative terms, than the effect on other holders of Quantinuum Securities similarly situated. For the avoidance of doubt and without limiting the foregoing, an amendment to the Certificate of Incorporation or Bylaws would be deemed to disproportionately adversely affect Honeywell in the event that it: (1) modifies or eliminates any special governance, consent, nomination, or information rights held by any Honeywell Company; (2) alters or imposes transfer restrictions or ownership limitations in a manner that adversely impacts any Honeywell Company; or (3) reclassifies or restructures equity or voting rights in a manner that has the effect of diluting or subordinating any Honeywell Company relative to any other holder of Common Stock, and “Protected Provisions” means, collectively, (1) any and all provisions that relate to, establish, or govern corporate opportunities, including any provisions that renounce or regulate the doctrine of corporate opportunity or the allocation of business opportunities as between the Corporation and its directors, officers, stockholders, or their respective Affiliates, and (2) any and all provisions that relate to, establish, or govern the indemnification, advancement of expenses, exculpation, or limitation of liability of the directors and officers of the Corporation and its Subsidiaries;
viii.    issue or create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to Class A common stock, or pay or declare any dividend or other distribution on any shares of Class A common stock, Class B common stock or any junior or pari passu capital stock of the Corporation, or make repurchases or redemptions of any shares of Class A common stock or Class B common stock or any junior or pari passu capital stock of the Corporation;
ix.    issue, sell, or otherwise dispose of any Quantinuum Securities at a price per share that is less than the Fair Market Value of such Quantinuum Securities as of the date of such issuance, sale, or disposition; provided, however, that the foregoing restriction shall not apply to the issuance of

Quantinuum Securities pursuant to a compensatory equity plan, agreement, or arrangement for the benefit of officers, directors, employees, or consultants of the Corporation or any of its subsidiaries. For purposes of this subsection, “Fair Market Value” means, as of any date of determination, the fair market value of the applicable Quantinuum Securities as determined in good faith by the Board of Directors, taking into account all relevant factors, including without limitation (i) the most recent independent third-party valuation of the Corporation, if any, (ii) the Corporation's financial condition, results of operations, and prospects, (iii) the market price of comparable publicly traded securities, if applicable, and (iv) any applicable discounts or premiums for illiquidity, minority interest, or control. In the event of a dispute regarding Fair Market Value, such value shall be determined by an independent, nationally recognized valuation firm selected by the Board of Directors, the determination of which shall be final and binding;
x.    enter into any material new line of business or make any material modification to the scope of the Corporation’s business, in each case, other than natural extensions or evolutions in the ordinary course of the business of the Corporation and its Subsidiaries;
xi.    make, revoke, or change any election or take any other action with respect to the entity classification of the Corporation or any such Subsidiary for U.S. federal, state, local, or non-U.S. tax purposes (each, a “Tax Classification Change”); provided that the Corporation may cause, or may cause its Subsidiaries, to make a Tax Classification Change with respect to a Subsidiary other than Quantinuum Holdings LLC if such Tax Classification Change would not reasonably be expected to Adversely Affect any Honeywell Company. For purposes of this subsection, “Adversely Affect” includes, without limitation, any Tax Classification Change that would reasonably be expected to result in (1) a material increase in the tax liability of any Honeywell Company, (2) an acceleration of material taxable income, gain, or other material tax items to any Honeywell Company, (3) a deferral, disallowance, or limitation of material deductions, losses, or credits otherwise available to any Honeywell Company, (4) a material increase in the complexity or costs of any Honeywell Company’s tax compliance obligations (including subjecting any Honeywell Company to taxation in any jurisdiction where it does not otherwise file a tax return), (5) a loss or reduction of any material tax credit, tax exemption, tax holiday, tax incentive, tax treaty benefit or other similar tax benefit; or (6) any other material adverse change in the timing, character, or amount of material tax items allocable to or recognized by any Honeywell Company. This restriction will apply to any Tax Classification Change effected by election, deemed election, conversion, reorganization, or otherwise, including pursuant to any

“check-the-box” regulations or analogous provisions under applicable law. Notwithstanding the foregoing, the Corporation and its Subsidiaries may effect a Tax Classification Change if the Corporation has been advised by nationally recognized tax counsel in writing that such Tax Classification Change is required by applicable law; and
xii.    (1) permit or effect the resignation of the Corporation as the sole manager of Quantinuum Holdings LLC; (2) remove, replace, or otherwise terminate the Corporation as sole manager of Quantinuum Holdings LLC; or (3) appoint, admit, designate, or otherwise authorize any other Person to act as a manager (or in any similar capacity) of Quantinuum Holdings LLC, whether individually or jointly with the Corporation. The Corporation shall not, and shall cause Quantinuum Holdings LLC not to, amend, modify, or waive any provision of the organizational or governing documents of Quantinuum Holdings LLC in a manner that would permit or facilitate any of the actions prohibited by this subsection.
Section 7.9    Committees. Without limiting Section 7.8, for so long as Honeywell is entitled to designate at least one Honeywell Designee pursuant to the Stockholder Agreement, each committee of the Board must include at least one Honeywell Director identified by Honeywell to serve on such committee (subject to that Honeywell Director’s satisfaction of any applicable requirements under applicable securities laws or stock exchange rules after taking into account any available phase-in periods); provided, however, that a committee will not be required to include a Honeywell Director if Honeywell consents to the composition of such committee without a Honeywell Director.
ARTICLE VIII.
Section 8.1    Consent of Stockholders In Lieu of Meeting. Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and not by written consent.
Section 8.2    Special Meetings of Stockholders. Subject to the special rights of the holders of one or more series of Preferred Stock and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of (i) the Chairperson of the Board of Directors (if any), (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board of Directors, or (iv) by the Secretary (or other officer or the Board of Directors) at the request of any stockholder of the Corporation, who beneficially owned Common Stock immediately prior to the IPO Date and as of the date of such request beneficially owns in the aggregate at least 25% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE IX.
The Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that from and after the time that the Honeywell Companies and CQH collectively beneficially own less than forty percent (40%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, in addition to any other vote required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with Sections 4.2, 4.3, 4.4 and 4.5 of Article IV or with Articles V, VI, VII, VIII, IX, X and XII; provided further, that any amendment (including by merger, consolidation, conversion, transfer or otherwise) to this Certificate of Incorporation (whether prior to or following the time that the Honeywell Companies and CQH collectively beneficially own less than forty percent (40%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors), that gives holders of the Class B common stock (i) any rights to receive dividends (other than as set forth in the last sentence of Section 4.4(b) or Section 4.4(d)(ii) of Article IV) or any other kind of distribution, (ii) any right to convert into or be exchanged for shares of Class A common stock or (iii) any other economic rights (except for payments in cash in lieu of receipt of fractional stock, and except as set forth in the last sentence of Section 4.4(b) and Section 4.4(d)(ii) and Section 4.4(d)(iii) of Article IV) shall, in addition to the vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, also require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A common stock voting separately as a class.
ARTICLE X.
To the fullest extent permitted by the laws of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, no Director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of his or her fiduciary duties as a Director or officer, as applicable. No amendment to, or modification or repeal of, this Article X, or adoption of any provision of this Certificate of Incorporation, or, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of a Director, officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, adoption, modification or repeal.
ARTICLE XI.
Section 11.1    Corporate Opportunity.
(a)     In recognition and anticipation that (1) certain directors, principals, officers, employees and/or other representatives of Honeywell may serve as directors, officers or agents of the Corporation, (2) Honeywell and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation or its Subsidiaries, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation or its Subsidiaries, directly or indirectly, may engage, and (3) members of the Board of Directors who are not employees of the Corporation, including the Honeywell Directors, (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation or its Subsidiaries, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation or its Subsidiaries, directly or indirectly, may engage, the provisions of this Article XI are set forth to address certain classes or categories of business opportunities as they may involve Honeywell, the Non-Employee Directors, including the Honeywell Directors, or any of their respective Affiliates (collectively, the “Exempt Persons” and, individually, an “Exempt Person”).
(b)     To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL (or any successor provision thereto), (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to any Exempt Person; (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its Subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its Subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective Affiliates, on the one hand, and for the Corporation or its Subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its Subsidiaries and such Exempt Person or any of his or her respective Affiliates may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person. Notwithstanding the foregoing, the preceding sentence of this Section 11.1(b) shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, executive officer or employee of the Corporation or its Subsidiaries, solely in his or her capacity as a Director, executive officer or employee of the Corporation or its Subsidiaries.
(c)     To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its Subsidiaries unless (i) the Corporation or its Subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Certificate of Incorporation, (ii) the Corporation or its Subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its Subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its Subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

(d)     Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.
Section 11.2    Liability. To the fullest extent permitted by law, no stockholder and no Director will be liable to the Corporation or its Subsidiaries or stockholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article XI, except to the extent such actions or omissions are in breach of this Article XI.
ARTICLE XII.
Section 12.1    Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:
(a)    “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, whether such relationship exists as of the date of this Certificate of Incorporation or arises at any time thereafter, and, for purposes of the definition of Affiliate “control,” (including the terms “controlling,” “controlled by” and “under common control with,”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner, of twenty percent (20%) or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Article XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity. Notwithstanding the foregoing, none of the Honeywell Companies or any of CQH shall be deemed to be an Affiliate of the Corporation or any subsidiary or controlled Affiliate of the Corporation (or vice versa).
(b)    “Associate”, when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a Director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of shares of voting stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.
(c)    “Change of Control” means the occurrence of any of the following events: (1) any “Person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A common stock, Class B common stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote; (2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of Quantinuum Holdings LLC); (3) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (4) the Corporation ceases to be the sole managing member of Quantinuum Holdings LLC; provided, however, that a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which (a) the beneficial owners of the Class A common stock, Class B common stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions or (b) in the case of the foregoing clauses (1) or (3), the Continuing Common Unitholders are the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A common stock, Class B common stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote (or, in the case of a transaction described in the foregoing clause (3), more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger of consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof).
(d)    “CQH” means Cambridge Quantum Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, and any of its Affiliates.
(e)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
(f)    “HHII” refers to Honeywell Holdings International Inc., a Delaware corporation.

(g)    “Honeywell” refers to Honeywell International Inc., a Delaware corporation.
(h)    “Honeywell Companies” refers to Honeywell International Inc. and Honeywell Holdings International Inc. and any of their respective Affiliates.
(i)    “Honeywell Company” refers to any of Honeywell International Inc., Honeywell Holdings International Inc. or any of their respective Affiliates.
(j)    “owner,” including the terms “own” and “owned,” when used with respect to any stock, means, for purposes of this Article XII, a Person that individually or with or through any of its Affiliates or Associates:
(i)    beneficially owns such stock, directly or indirectly;
(ii)    has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or
(iii)    has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.
(k)    “Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity or organization, including a government or any subdivision or agency thereof.
(l)     “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(m)    “stock” means, for purposes of this Article XII, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(n)     “Subsidiary” means, with respect to the Corporation, any corporation, limited liability company, joint venture, partnership, trust, association or other entity in which the Corporation: (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (a) the total combined voting stock of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body; provided that, for the avoidance of doubt, each of Quantinuum Holdings LLC and its Subsidiaries shall be treated as a Subsidiary of the Corporation.
(o)    “Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, redemption or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a) any interest (legal or beneficial) in any shares of capital of stock of the Corporation or (b) any equity or other interest (legal or beneficial) in any stockholder if substantially all of the assets of such stockholder consist solely of shares of capital stock of the Corporation; provided, however, that the following shall not be considered a Transfer:
(i)    the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Certificate of Incorporation;
(ii)    the pledge of shares of Class B common stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer at such time; or
(iii)    entering into a support, voting, tender or similar agreement or arrangement (with or without granting a proxy) or tendering any shares in any tender or exchange offer for all of the outstanding shares of Class A common stock and Class B common stock, in each case, in connection with a Change of Control transaction, sale of all or substantially all assets, or any merger, consolidation or other business combination involving the Corporation, whether effectuated through one transaction or series of related transactions, that, in each case, has been approved by the Board of Directors.
(p)    “voting stock” means stock of any class or series entitled to vote generally in the election of Directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article XII to a percentage or proportion of voting stock shall refer to such percentage or other proportion of the votes of such voting stock.
(q)    “Stockholder Agreement” means the Stockholder Agreement, dated as of [ ● ], 2026, among the Corporation and the parties thereto, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
(r)    “Whole Board of Directors” means the total number of authorized directors (from time to time) whether or not there exist any vacancies in previously authorized directorships.
ARTICLE XIII.
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.
[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed on this [ ● ] day of [ ● ], 2026.

Quantinuum Inc.

By:
Name: Dr. Rajeeb Hazra Title: Chief Executive Officer